Exhibit 4.75

LICENSE AGREEMENT

No. TM-2003 VCR

Moscow	, 2003

Open Joint Stock Company “Vimpel-Communications”, a company established under the laws of the Russian Federation (the “Licensor”), represented by A.V. Izosimov, its Chief Executive Officer and General Director, acting on the basis of the Charter, as one party, and Open Joint Stock Company “Vimpelcom-Region”, represented by A.M. Mischenko, its General Director, acting on the basis of the Charter (the “Licensee”), as the other party (the Licensor and the Licensee being collectively referred to as the “Parties” and individually as a “Party”)

WHEREAS

•	The Parties have an interest in establishing and maintaining mutually beneficial commercial relations;

•	The Licensor owns and holds the exclusive rights to the trademarks (service marks):

•	BEEONLINE ( ) registered by the Russian Agency for Patents and Trademarks (“Rospatent”) on July 3, 2000 under certificate No. 190554 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 38 and 42;

•	BEEONLINE registered by Rospatent on July 3, 2000 under certificate No. 190555 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 38 and 42;

•	Combined beeonline (image with a bee inside a callout) registered by Rospatent on January 4, 2001 under certificate No. 198351 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 36, 38, 39, 42;

•	Combined beeonline ( ) (image with a bee inside a callout) registered by Rospatent on January 4, 2001 under certificate No. 198352 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 36, 38, 39, 42;

•	Graphic trademark (bee inside a callout) registered by Rospatent on January 4, 2001 under certificate No. 198350 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 36, 38, 39, 42.

•	The Licensor has agreed to grant to the Licensee the right to use the trademarks for designation of goods and services specified in, and on the terms, set forth in this Agreement;

•	The Licensee is interested in using the above trademarks for designation of goods and services specified in this Agreement and wishes to obtain the right to use them under the terms hereof;

The Licensor and the Licensee have agreed as follows:

1.	SUBJECT OF THE AGREEMENT; GRANT OF LICENSE

Subject to the terms of this Agreement, the Licensor hereby grants to the Licensee a non-exclusive license for the right to use the Trademarks (the “Trademarks License”) within the territory of the Russian Federation with the exclusion of those parts of the Russian Federation which constitute the city of Moscow and the Moscow Oblast (the “Moscow Region”), with the right to sublicense the Trademarks, namely:

•	BEEONLINE ( ) pursuant to certificate No. 190554 with regard to the following classes of goods and services under the ICGS: ICGS class 35 (advertising, office service); ICGS class 38 (cellular telecommunications, radio relay telecommunications; rent, lease of cellular radio telephones and accessories), ICGS class 42 (industrial design, packing design, sales of goods, including through computer networks);

•	BEEONLINE pursuant to certificate No. 190555 with regard to the following classes of goods and services under the ICGS: ICGS class 35 (advertising, office service); ICGS class 38 (cellular telecommunications, radio relay telecommunications; rent, lease of cellular radio telephones and accessories), ICGS class 42 (industrial design, packing design, sales of goods, including through computer networks);

•	Combined beeonline pursuant to certificate No. 198351 with regard to the following classes of goods and services under the ICGS: ICGS class 35 (advertising, office service); ICGS class 38 (cellular telecommunications, radio relay telecommunications; rent, lease of cellular radio telephones and accessories), ICGS class 42 (industrial design, packing design, sales of goods, including through computer networks);

•	Combined beeonline ( ) pursuant to certificate No. 198352 with regard to the following classes of goods and services under the ICGS: ICGS class 35 (advertising, office service); ICGS class 38 (cellular telecommunications, radio relay telecommunications; rent, lease of cellular radio telephones and accessories), ICGS class 42 (industrial design, packing design, sales of goods, including through computer networks);

•	Graphic trademark pursuant to certificate No. 198350 with regard to the following classes of goods and services under the ICGS: ICGS class 35 (advertising, office service); ICGS class 38 (cellular telecommunications, radio relay telecommunications; rent, lease of cellular radio telephones and accessories), ICGS class 42 (industrial design, packing design, sales of goods, including through computer networks).

The trademarks licensed hereunder shall be collectively referred to as “Trademarks” and individually the “Trademark”.

2.	LICENSOR’S RIGHTS AND OBLIGATIONS

2.1. Rights of the Licensor: The Licensor shall have the right to: (i) carry out brand building advertising and to take all commercially reasonable efforts to ensure that the Trademarks have a strong public impact and remain attractive for consumers, and (ii) assist the Licensee in advertising the services sold by the Licensee with the use of the Trademarks.

2.2. Obligations of the Licensor:

2.2.1. Registration. The Licensor shall promptly register this Agreement with Rospatent pursuant to the established procedure.

2.2.2. Quality Requirements. On the date hereof, the Licensor shall transfer to the Licensee the materials and documents (set forth in Exhibit 1) establishing the procedure and form of use of the Trademarks in accordance with the Licensor’s quality and other requirements, which are set forth in Exhibit 2, each as updated from time to time in accordance with this Section 2.2.2 (collectively, the “Licensor’s Requirements”). Such transfer shall be documented as an act signed by the authorized representatives of each of the Parties. The Licensor may incorporate reasonable amendments to the Licensor’s Requirements which are attainable by virtue of improving the technology or business methodology; provided that, (i) the Licensor shall give the Licensee a six-month prior written notice of any amendment to the Licensor’s Requirements (unless such notice is waived by the Licensee or the Licensee consents to a lesser period of prior written notice), and (ii) any amendments to the Licensor’s Requirements shall be documented pursuant to Section 12.4 hereof.

2.2.3. Monitoring Compliance with the Licensor’s Requirements. The Licensor shall monitor the contents and quality of services rendered as well as goods sold by the Licensee using the Trademarks for compliance with the Licensor’s Requirements and other requirements of this Agreement. Such monitoring shall be conducted by the Licensor using the Licensor’s own resources and at the Licensor’s cost, except as provided in Section 7.3. The results of monitoring by the Licensor shall be documented in the form of an act compiled at the venue where a particular review has been conducted and signed by the authorized representatives of both Parties.

3.	LICENSEE’S RIGHTS AND OBLIGATIONS

3.1. Rights of Licensee. Subject to the terms of this Agreement, the Licensee shall have the right to: (i) use the Trademarks for identification, promotion, advertising and marketing of goods and services for the Classes of Goods and Services under the Agreement, including in the press or in any other mass media outlet and in any other manner customary in the trade; (ii) use the Trademarks jointly with its own name; (iii) use the Trademarks jointly with its own trademarks (service marks) with the prior written consent of the Licensor, such consent not to be unreasonably withheld or delayed; and (iv) sublicense the Trademarks in accordance with Section 4 hereof.

3.2. Obligations of the Licensee.

3.2.1. Quality Requirements. The Licensee shall (i) use reasonable efforts to ensure that the quality of goods sold and services rendered to the subscribers using the Trademarks complies fully with the Licensor’s Requirements and consequently is equal than the services rendered by Licensor under Trademarks; (ii) use equipment, technologies, software, technical and logistic solutions which are in substantial compliance with the Licensor’s Requirements; (iii) not materially deviate from the Licensor’s Requirements or other terms of this Agreement without the Licensor’s prior written consent; (iv) inform the Licensor promptly if the contents and quality of the goods sold and services rendered using the Trademarks are not in material compliance with the Licensor’s Requirements and use all reasonable efforts to ensure such compliance; (v) train its personnel in methods to comply with the Licensor’s Requirements; and (vi) apply the Trademarks in the form as they are registered under certificates Nos. 190554, 190555, 198351, 198352, 198350.

3.2.2. Monitoring Compliance: The Licensee shall (i) provide the Licensor’s personnel with reasonable access to the Licensee’s premises during business hours upon prior notice, as well as equipment, goods and documents which use or pertain to the Trademarks, for the purpose of monitoring their substantial conformity with the terms of this Agreement, including monitoring the contents and quality of services rendered and goods sold by the Licensee using the Trademarks; (ii) submit documents as reasonably requested by the Licensor that may be necessary for the Licensor to monitor compliance with the terms hereof, as well as the documents regarding the introduction of new goods or services utilized with the Trademarks. All submitted documents shall be signed by the Licensee’s general director and certified by the Licensee’s seal.

3.2.3. Termination of Use of the Trademarks: Upon the expiration of this Agreement or its termination in accordance with the terms hereof, the Licensee shall cease any further use and all activities with respect to the Trademarks as provided in Section 11.6.

4. SUBLICENSE

4.1. Grant of Sublicenses. Subject to the terms of this Agreement and applicable law, the Licensee shall have the right, upon thirty (30) days prior written notice to the Licensor, to sublicense the use of the Trademarks on the basis of sublicense agreements (individually, a “Sublicense Agreement” and collectively, the “Sublicense Agreements”) to the following sublicensees (individually a “Sublicensee” and collectively, the “Sublicensees”):

(i) companies in which the Licensee directly or indirectly owns outstanding voting stock or shares in charter capital, or

(ii) legal entities with which the Licensee has contractual relations for the sale of goods and services included in the Classes of Goods and Services under the Agreement and which meet the dealer requirements as specified in the Licensor’s Requirements (“VCR Dealer Requirements”); or

(iii) other Licensee’s affiliates.

4.2. Terms of Sublicense Agreements. Each Sublicense Agreement shall:

4.2.1. be subject to state registration in accordance with Russian law;

4.2.2. be on terms consistent with those set forth herein (except that the Sublicensee shall not have the rights provided under Section 5.3), not reduce or otherwise affect the Licensee’s obligations hereunder, and not reduce or otherwise affect the Licensor’s rights hereunder;

4.2.3. contain provisions requiring that the quality of goods and services of the Sublicensee shall comply fully with and not be inferior to the Licensor’s Requirements, including the VCR Dealer Requirements for Sublicensees under Section 4.1(ii) hereof;

4.2.4. provide for the obligation of the Licensee to monitor compliance by the Sublicensee with the Licensor’s Requirements, including the VCR Dealer Requirements, and the other quality requirements set forth herein;

4.2.5. provide for the right of the Licensor to monitor compliance by the Sublicensee with the Licensor’s Requirements and the other quality requirements set forth herein, and upon any finding of non-compliance, for the Licensee to have the right to unilaterally and unconditionally terminate the Sublicense Agreement;

4.2.6. prohibit the Sublicensee from further sub-licensing the Trademarks;

4.2.7. provide for a copy of the Sublicense Agreement to be provided by the Licensee to the Licensor within 10 days of registration of the same with Rospatent;

4.2.8. require the Sublicensees to coordinate all advertising activities with the Licensee as set forth in Section 5.3 hereof;

4.2.9. terminate automatically upon the termination of this Agreement;

4.2.10 contain provisions which provide that any payments under the Sublicense Agreement are to made exclusively to the Licensee; and

4.2.11 provide the Licensee with the right to terminate the Sublicense Agreement with four (4) months prior written notice on the grounds different from that specified in Section 4.2.5; provided, that if the Sublicensee is an affiliate of the Licensee, then the Licensee shall be provided the right to terminate the relevant Sublicense Agreement with three (3) months prior written notice.

4.3. Liability of the Licensee for Actions of Sublicensees. The Licensee shall remain liable for any harm caused to the Licensor for any wrongful actions of any Sublicensees with respect to the use of the Trademarks, including any violations by the Sublicensees of any of the terms hereof.

4.4 Improper Use by the Sublicensees of the Trademarks. In the event that use of the Trademarks by any Sublicensee is not in accordance with or violates the material terms of this Agreement, including the Licensor’s Requirements, territorial restrictions and other requirements hereof, the Licensee shall terminate the Sublicense Agreement. In the event that the Licensor and the Licensee are in disagreement as to whether a Sublicensee’s use is not in accordance with or is in violation of the material terms of this Agreement, then the issue shall be resolved in accordance with Section 10 hereof.

5.	ADVERTISING

5.1. Advertising by the Licensee. The Licensee (i) shall be obligated to carry out brand building advertising according to the Licensor’s brand guidelines (and consistent with the Licensor’s Requirements) developed by the Licensor to increase public awareness of the Trademarks within the Russian Federation (except for the Moscow Region) where the Licensee carries out operations (“Area of Operations”) in accordance with Section 5.3; (ii) shall have the right to carry out advertising of goods and services involving the use of the Trademarks as well as display and apply advertising materials with the Trademarks at its selling outlets within the Area of Operations; and (iii) shall ensure that advertising avoids misstatements involving the goods actually sold and services actually rendered. The term “brand building advertising” herein refers to advertising carried out for the purposes of increasing public awareness and appeal of a brand, without the promotion of specific products or services. The Licensee shall not carry out advertising outside of the Russian Federation or in the Moscow Region except as specifically provided in Section 5.3.

5.2. Geographic Constraints on Advertising of Goods and Services. Except as specifically provided in Section 5.3, the Licensee shall not contract for the Trademarks to be used in media disseminated in the Moscow Region, nor shall the Licensee knowingly permit the Trademarks to be used in the Moscow Region, without the consent of the Licensor.

5.3. Coordinated Advertising. Except as set forth in Section 5.4, the Licensor shall notify the Licensee of all brand building advertising by the Licensor utilizing the Trademarks in media disseminated or likely to be disseminated in the Russian Federation outside of the Moscow Region, and the Licensee shall coordinate with the Licensor all brand building advertising by the Licensee utilizing the Trademarks in media disseminated or likely to be disseminated inside the Moscow Region. The coordination of advertising in each case shall require the Licensee and the Licensor to:

5.3.1. agree upon the form, content and period for distribution of such advertising; and

5.3.2. indicate in each such advertisement the full name and address of the advertiser, and the territory in which the goods and services are sold, and provide notice of such advertisements to the other Party.

Sublicensees shall coordinate all advertising activities in relation to the Trademarks with the Licensee, which, in turn shall coordinate with the Licensor in accordance with this Section 5.3.

5.4. Use of Nationwide Media. The Licensee shall not have the right to utilize the Trademarks in nationwide brand building media advertising, but may carry out nationwide media advertising (including Internet advertising) for the sale of goods and services utilizing the Trademarks, provided that such advertising contains a notice that it is an advertisement by the Licensee and is intended for the respective Area of Operations.

6.	LIABILITY OF THE PARTIES: INCONSISTENT AND UNPERMITTED USES

6.1. Use Inconsistent With Quality Requirements.

6.1.1 Notice. If the Licensor discovers that the content or quality of the services provided using the Trademarks outside of the Moscow Region is materially nonconforming to the Licensor’s Requirements or the terms hereof, the Licensor shall provide written notice thereof to the Licensee detailing such nonconformity (the “Licensor’s Quality Notice”).

6.1.2 Cure Period. The Licensee shall take measures to eliminate any material nonconformity of the content or quality of the services provided outside of the Moscow Region using the Trademarks to the Licensor’s Requirements or the terms hereof, within twenty (20) days from the date of the Licensor’s Quality Notice or such longer period as the Licensor may, in its sole discretion, grant, or such longer period as may be reasonably necessary to cure such non-conformity, so long as the Licensee is proceeding diligently and in good faith (as applicable, the “Quality Grace Period”).

6.1.3 Review Following Cure Period. Upon the expiration of the Quality Grace Period, the Licensee shall allow the Licensor to conduct an inspection. The results of such inspection shall be documented by an act. The Licensor may require the Licensee to reimburse the Licensor for the reasonable costs of such inspection if the results of such inspection show that the Licensee has not ensured compliance with the Licensor’s Requirements as documented in the written notice within the Quality Grace Period, or has attempted to conceal such nonconformity from the Licensor.

6.1.4 Disputes. If, upon receipt of the Licensor’s Quality Notice, the Licensee disputes the claims contained therein, or believes in good faith that it will not be able to cure any such nonconformity, then the Licensee shall notify the Licensor of such dispute or inability to cure within ten (10) days of receipt of the Licensor’s Quality Notice. In such event, the Parties shall submit the dispute for resolution in accordance with Section 10 hereof.

6.1.5 Termination. If the content or quality of the goods or services provided by the Licensee using the Trademarks is not restored by the expiration of the Quality Grace Period and the dispute resolution procedures described in Section 10.1 have not resulted in a satisfactory resolution for the Parties, the Licensor shall have the right to file a claim with the ICAC (as defined below) in accordance with Section 10.1.3 requesting any relief, including termination of this Agreement and compensation for damages, for any material violation of this Agreement by the Licensee.

6.2. Use of the Trademarks by the Licensee in the Moscow Region or Outside the Russian Federation.

6.2.1 Notice. If the Licensor discovers that the Licensee deliberately uses the Trademarks in the Moscow Region and/or outside the Russian Federation in any manner other than pursuant to Section 5.3, the Licensor shall provide written notice thereof to the Licensee (the “Licensor’s Geographic Use Notice”).

6.2.2 Cure Period. The Licensee shall take measures to cease deliberate use of the Trademarks within the Moscow Region and/or outside the Russian Federation within twenty (20) days from the date of the Licensor’s Geographic Use Notice or such longer period as the Licensor may, in its sole discretion, grant, or such longer period as may be reasonably necessary to cure such violation, so long as the Licensee is proceeding diligently and in good faith (as applicable, the “Licensee Geographic Usage Grace Period”).

6.2.3 Review Following Cure Period. Upon the expiration of the Licensee Geographic Usage Grace Period, the Licensee shall allow the Licensor to conduct an inspection. The results of such inspection shall be documented by an act. The Licensor may require the Licensee to reimburse the Licensor for the reasonable costs of such inspection if the results of such inspection show that the Licensee has not ceased deliberate use of the Trademarks within the Moscow Region and/or outside the Russian Federation within the Licensee Geographic Usage Grace Period, or has attempted to conceal such use from the Licensor.

6.2.4 Disputes. If, upon receipt of the Licensor’s Geographic Use Notice, the Licensee disputes the claims contained therein, then the Licensee shall notify the Licensor of such dispute within ten (10) days of receipt of the Licensor’s Geographic Use Notice. In such event, the Parties shall submit the dispute for resolution in accordance with Section 10 hereof.

6.2.5 Termination. If the Licensee’s use of the Trademarks within the Moscow Region and/or outside the Russian Federation has not ceased upon expiration of the Licensee Geographic Usage Grace Period, except for incidental use, and the dispute resolution procedures described in Section 10.1 have not resulted in a resolution satisfactory to the Parties, the Licensor shall have the right to file a claim with the ICAC in accordance with Section 10.1.3 requesting any relief, including termination of this Agreement and compensation for damages, for any material violation of this Agreement by the Licensee.

6.3. Use of Trademarks Outside Classes under the Agreement. The Licensee agrees that it shall not use and/or register in its name any trademarks which are identical or substantially similar to, so as to cause confusion with, the Trademarks relating to goods and/or services which are not listed in Exhibit 1 hereto, but homogenous therewith, without the prior written consent of the Licensor. For the purposes of this Agreement, any such use or registration by the Licensee without the prior written consent of the Licensor shall be considered use of the Trademarks outside the Classes of Goods and Services under the Agreement.

6.3.1 Notice. If the Licensor discovers use by the Licensee of the Trademarks outside the Classes of Goods and Services under the Agreement, the Licensor shall provide written notice thereof to the Licensee detailing such use (the “Licensor’s Functional Use Notice”).

6.3.2 Cure Period. The Licensee shall take measures to cease use of the Trademarks outside the Classes of Goods and Services under the Agreement within twenty (20) days from the date of such notice or such longer period as the Licensor may, in its sole discretion, grant (the “Functional Usage Grace Period”).

6.3.3 Review Following Cure Period. Upon the expiration of the Functional Usage Grace Period, the Licensee shall allow the Licensor to conduct an inspection. The results of such inspection shall be documented by an act. The Licensor may require the Licensee to reimburse the Licensor for the reasonable costs of such inspection if the results of such inspection show that the Licensee has not ceased use of the Trademarks outside the Classes of Goods and Services under the Agreement within the Functional Usage Grace Period, or has attempted to conceal such use from the Licensor.

6.3.4 Disputes. If, upon receipt of the Licensor’s Functional Use Notice, the Licensee disputes the claims contained therein, then the Licensee shall notify the Licensor of such dispute within ten (10) days of receipt of the Licensor’s Functional Use Notice. In such event, the Parties shall submit the dispute for resolution in accordance with Section 10 hereof.

6.3.5 Termination. If the Licensee’s documented use of the Trademarks outside the Classes of Goods and Services under the Agreement has not ceased by the expiration of the Functional Usage Grace Period, and the dispute resolution procedures described in Section 10.1 have not resulted in a resolution satisfactory to the Parties, the Licensor shall have the right to file a claim with the ICAC in accordance with Section 10.1.3 requesting any relief, including termination of this Agreement and compensation for damages, for any material violation of this Agreement by the Licensee.

7.	PAYMENTS

7.1 Expenses Borne by the Licensor. All expenses related to the execution and registration of this Agreement with Rospatent (including all duties, charges and taxes) shall be borne by the Licensor.

7.2 Payments by the Licensee. The Licensee shall make an up-front payment to the Licensor for the right to use the Trademarks for the term hereof in an amount equal to the ruble equivalent of US$1000 (one thousand US dollars). Payment shall be made in rubles at the CBR rate as of the payment date, not later than five (5) business days after the date of the invoice submitted by the Licensor to the Licensee. In case of any delay in payment, the Licensee shall pay a penalty equal to 0.1% of the amount due for each day of delay.

7.3. Reimbursement of Costs by the Licensee. The Licensor’s reasonable costs incurred with respect to monitoring the performance by the Licensee of the terms hereof (“Monitoring Costs”) shall be borne by the Licensor as provided in Section 2.2.3 and 6. If the Licensee denies or unreasonably delays the Licensor access to its premises or facilities as required under Section 3.2.2, 4.2.5 or 6 or if such monitoring discovers materially nonconforming use, then such Monitoring Costs shall be reimbursed by the Licensee on the basis of documents confirming the amount of such costs. The Licensee shall also reimburse the Licensor for any reasonable costs and expenses incurred in enforcing this Agreement. Reimbursement of costs shall be made on the basis of documents provided by the Licensor to the Licensee. Payment shall be made in rubles against the invoice submitted by the Licensor, not later than five (5) business days after the date of receipt by the Licensee of the invoice. In case of any delay in payment, the Licensee shall pay a penalty equal to 0.1% of the amount due for each day of delay.

8.	LEGAL INDEPENDENCE OF THE PARTIES

Neither this Agreement nor any of its provisions shall or may be construed as creating agency, founders’ or other relations between the parties except for the relations expressly established hereby.

9.	COMMERCIAL RESTRICTIONS IMPOSED ON THE LICENSEE; PROTECTION OF THE RIGHTS TO THE TRADEMARKS

9.1 Licensor’s Rights. The Licensee acknowledges the Licensor’s exclusive right, title and interest in and to the Trademarks in the Russian Federation and acknowledges that nothing herein shall be construed to accord to the Licensee any rights in the Trademarks, except as expressly provided hereunder. The Licensee shall not challenge or assist other persons in challenging the validity of the Licensor’s rights to the Trademarks.

9.2. Licensee Modifications. The Licensee may not change or modify the Trademarks. The Licensee may not use the elements or derivative elements of the Trademarks, or use the Trademarks with third party names without the Licensor’s prior written consent not to be unreasonably withheld or delayed.

9.3. Trademarks Use. When using the Trademarks, the Licensee shall not:

9.3.1 use the Trademarks on any materials or goods which are considered illegal, pornographic, dangerous, hazardous for people, causing damage to the personal reputation of a person or the business reputation of an entity, including governmental, public or religious organizations;

9.3.2 associate the Trademarks in any form with any political, public or religious movement;

9.3.3 print, produce or disseminate any materials damaging the reputation of the Trademarks.

9.3.4 distort or alter the image of the Trademarks; or

9.3.5 mislead consumers regarding the type, content or location of the services provided using the Licensor’s Trademarks.

9.4. Trademarks Protection. During the term hereof, the Licensor shall maintain the legal protection of the Trademarks and goodwill associated therewith and may take such measures as it deems necessary or desirable to expand the area and scope of the legal protection of the Trademarks.

9.5. Notice and Defense of Third Party Infringement. The Licensee agrees to promptly notify the Licensor of any unlawful use of the Trademarks by any third party (parties) which becomes known to the Licensee, and shall use reasonable efforts to assist the Licensor in protection of the violated rights. If any third party violates the Licensor’s rights to the Trademarks, the Licensor shall, at its sole discretion, decide on the legal defense using the Licensee’s assistance as provided herein. If any third party violates the rights granted to the Licensee hereunder, the Licensor shall take reasonable measures to assist the Licensee in the protection of the violated rights. Furthermore, the Parties may jointly file a claim against such party, provided that any expenses and/or proceeds resulting from such claim shall be allocated evenly between the Licensee and the Licensor.

9.6 Notice and Defense of Third Party Infringement Claims. If any claim or action is brought against the Licensee in connection with the violation of third parties’ rights as a result of the use of the Trademarks, the Licensee shall promptly notify the Licensor thereof, and the Parties shall take joint measures to settle any such claim and/or to ensure legal defense. In connection with any such claimed violation, the Licensor may at any time change, modify or delete all or any part of the Trademarks in order to avoid a third party claim of infringement, provided that in doing so the Licensor shall use commercially reasonable efforts to avoid materially reducing the value of the Trademarks. The Licensor shall: (i) not acknowledge any third party claim of infringement or enter into any settlement agreement without prior written notice to the Licensee, or (ii) if necessary, utilize all remedies, including all court procedures for the protection of its rights.

10.	DISPUTE RESOLUTION

10.1 Resolution by the Parties. If any dispute arises between the Licensor and the Licensee with respect to the matters arising out of or in connection with this Agreement, the Parties shall use their best efforts to settle such dispute by way of negotiations in the following manner:

10.1.1 The Party claiming its rights under this Agreement have been violated shall promptly call a joint meeting of the boards of directors of the Licensee and the Licensor by sending a notice to the Chairmen of the boards of directors of both Parties.

10.1.2 The boards of directors of the Parties shall hold a joint meeting within ten (10) days of receipt of such notice to discuss the dispute.

10.1.3. If no resolution of the dispute can be reached within ten (10) days of the joint meeting of the boards of directors of the Parties, then the Party claiming its rights under this Agreement have been violated (on the basis of a decision of its board of directors) may submit the matter for arbitration to the International Commercial Arbitration Court at the Chamber of Commerce and Industry of the Russian Federation (the “ICAC”) pursuant to Section 10.2.

10.2 Arbitration. All disputes, controversies or claims arising hereunder or in connection herewith, including those relating to its performance, breach, termination or invalidity, shall be resolved by the ICAC pursuant to the Rules of the ICAC. Any decision of the ICAC shall be final and binding upon the Parties to this Agreement.

11.	TERM AND TERMINATION OF THE AGREEMENT

11.1 Effective Date. This Agreement comes into force and effect upon the registration of this Agreement with Rospatent.

11.2 Term. Unless terminated earlier in accordance with the terms set forth herein, this Agreement shall remain in effect until the expiration of the registration with Rospatent of the Trademarks (including any extensions by the Licensor to the registration of the Trademarks).

11.3 Agreed Termination. The Parties may mutually agree to terminate this Agreement before the end of its term or to modify in writing the same in accordance with the provisions hereof.

11.4 Licensor Termination. The Agreement may be terminated by the Licensor unilaterally:

(i) in the circumstances and under the procedures specified in Section 6, with a relevant written notice to the Licensee; or

(ii) if a claim for bankruptcy of the Licensee has been filed with the arbitration court and the arbitration court introduces the supervision procedure with respect to the Licensee; or

(iii) upon any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law), assignment, distribution or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Licensee, or upon the reorganization or change of corporate form of the Licensee, with the effect that any person or persons other than the existing shareholders of the Licensee hold more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of the corporation resulting from any of the above listed events; provided, however, that this clause shall not apply if the foregoing occurred solely as a result of the Licensor transferring all or a portion of its interest in the Licensee; and provided further that this clause shall apply only if the sale, exchange, transfer, assignment, distribution or other disposition or reorganization or change of corporate form occurred in violation of the provisions of Article IV of the Shareholders Agreement dated as of May 30, 2001, by and among the Licensor, Eco Telecom Limited, Telenor East Invest AS and the Licensee.

In each of the above events of termination in this Section 11.4, this Agreement shall be deemed terminated on the date of receipt of written notice or from the date of decision of the arbitration court , as applicable.

11.5 Payment Upon Termination. In case the Agreement is terminated, the Licensee shall pay all sums due under Section 7 at the time of termination.

11.6 Effective Termination. Upon the expiration of this Agreement or its termination in accordance with the terms hereof, the Licensee shall immediately cease any further use of the Trademarks and shall have thirty (30) days from the termination date to cease all current activities relating to the use the Trademarks, including the removal of the elements of the

Trademarks in use, and shall abide by the reasonable instructions received from the Licensor with respect to eliminating the Licensee’s use of the Trademarks.

11.7 Licensee Liquidation. In the event of liquidation of the Licensee, this Agreement shall be terminated.

11.8 Licensor Reorganization. In the event of the Licensor’s reorganization ( ) (as defined in the Civil Code of the Russian Federation), the Licensee shall retain the right to use the Trademarks until the term of this Agreement expires.

12.	MISCELLANEOUS

12.1 Entire Agreement. This Agreement is the entire agreement between the Parties in respect of the issues addressed or mentioned herein and is not accompanied by any additional promises, provisions, conditions or undertakings whether oral, written or implied.

12.2 Assignment. All rights and obligations of each of the Parties hereto (except by way of a grant of a sublicense in accordance with the terms of Section 4 hereof) may not be assigned to another legal entity or individual without the prior written consent of the other Party.

12.3 Exhibits. All exhibits to this Agreement listed in Section 13 shall be an integral part hereof upon execution hereof.

12.4 Amendments. All amendments and modifications hereto shall be in writing and shall be signed by the duly authorized persons of both Parties.

12.5 Notices. All notices hereunder shall be in writing and shall be sent by facsimile, electronic mail, registered mail or courier. A notice sent by electronic mail must be followed by the same notice sent by facsimile, registered mail or courier on the same day. All communications shall be addressed as specified herein, unless the Parties inform each other of any changes. The notification date shall be the date on which a notice in a paper form is sent.

12.6 Choice of Law. This Agreement shall be governed by the laws of the Russian Federation.

12.7 Counterparts. This Agreement is made in Russian, in three counterparts (one for each of the Parties and the third for registration with Rospatent), each being equally valid.

13.	EXHIBITS

All exhibits to this Agreement are set forth below:

Exhibit 1— List of Documents Determining the Procedure and Form of the Trademarks Use.

Exhibit 2—Licensor’s Requirements With Regard to Services Rendered Utilizing the Trademarks.

14.	ADDRESSES AND BANKING INFORMATION OF THE PARTIES

LICENSOR:

Open Joint Stock Company “Vimpel-Communications”

Russia, 125083, Moscow, Ul. 8 Marta 10, bldg. 14.

Sberbank of Russia, Moscow

Vernadskoye OSB No. 7970

Settlement account: 40702810138180121008

Correspondence account: 30101810400000000225

BIC: 044525225

INN: 7713076301

OKVED industry code: 64.20.11

OKPO company code: 17337364

LICENSEE:

Open Joint-Stock Company “VimpelCom-Region”

Russia, 125083, Moscow, Ul. 8 Marta 10, bldg. 14.

Sberbank of Russia, Moscow

Settlement account: 40702810800020106152

Correspondence account: 30101810400000000225

BIC: 044525225

INN: 7718142364

OKVED industry code: 64.20

OKPO company code: 51076683

Licensor	Licensee

OPEN JOINT STOCK COMPANY	OPEN JOINT STOCK COMPANY
“VIMPEL-COMMUNICATIONS”	“VIMPELCOM-REGION”
/signed/ A.V. Izosimov	/signed/ A.M. Mischenko

Exhibit 1

To the License Agreement No. TM-2003 VCR

LIST OF DOCUMENTS

Determining the Procedure and Form

of the Use of Trademarks (Service Marks)

1.	Copies of Trademarks (service mark) Certificates

2.	Vimpel-Communications’ Brand Book

3.	Instruction on the Trademarks Use by the Licensee

Licensor	Licensee

OPEN JOINT STOCK COMPANY VIMPEL-COMMUNICATIONS	OPEN JOINT STOCK COMPANY VIMPELCOM-REGION

By: A.V. Izosimov Title: CEO and General Director	By: A.M. Mischenko Title: General Director

Exhibit 2

To the License Agreement No. TM-2003 VCR

REQUIREMENTS

With Regard to Services Rendered with the Use of Trademarks

The mandatory condition for granting the right to use the Trademarks by any cellular communications company shall be implementation of the requirements of OAO Vimpel-Communications listed below.

A.	REQUIREMENTS

1.	QUALITY

1.1.	GOS (Grade of Service) is not higher than 5% in the peak hour.

1.2	Call failure rate not more than 5%.

2.	HARDWARE

2.1.	Only certified base station and channel equipment shall be used.

2.2	Only certified subscribers’ equipment and accessories shall be used and offered for sale (the sales offices shall have certificates or copies thereof for the subscribers’ equipment offered for sale).

3.	ROAMING

3.1.	Client service operating daily around the clock with the English speaking operator on duty – tel. 611

3.2.	Automatic roamer’s connection upon registration in the receiving network.

3.3.	Availability of international and national roaming with all operators with which there is commercial roaming service (roaming agreement) in Bee Line GSM network.

3.4	Compliance with all roaming requirements and recommendations of GSM association

3.5	Availability of Internet-connected terminals.

4.	MAINTENANCE

4.1.	Daily around the clock operation of switchboard operators.

4.2.	Daily around the clock operation of client service operators (tel. 611).

4.3	Permanent access of the client service operators to the billing information in real time mode.

4.4.	The level of blocking with regard to 611 (112) numbers during the normal operating hours shall not exceed 25%

4.5.	Free-of-charge, open access to emergency services numbers from any cellular phone.

4.6.	Availability of 911 (112) service.

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4.7.	Warranty and post-warranty repair services of all types of subscribers’ equipment which is presently available or has been sold before, and provision of replacement handsets for the subscribers’ handsets being repaired.

5.	TYPES OF SERVICES

5.1.	Local, long-distance and international calls

5.2.	Call waiting

5.3.	Call forward: all calls, if no reply and if busy

5.4.	Unified system of activation and deactivation of the main types of services (for each cellular telecommunications standard):

	Activation	Deactivation
	GSM	GSM
All calls forward	**21* #)	##21*)
If busy forward	**67* #)	##67*#)
No reply forward	**61* #)	##61*#)
Call waiting (call park)	**43 #)2)	#43#)

B.	RECOMMENDATIONS

1. Monitoring communications quality.

2. Answering machines using two languages (Russian, English).

3. The use and offering sale of mobile cellular telephone sets with the capacity not more than 1.5 Vat.

4. Lease of telephone sets for local subscribers.

5. Lease of telephone sets for subscribers from other cities and for roamers.

6. Voice mail.

7. Automatic redial.

8. Transmission of data and faxes.

9. Conference communications.

10. Time announcement service (100).

11. Caller ID for cellular numbers.

12. Information and service rendering services for subscribers:

•	Municipal express reference,

•	Booking air and railway tickets,

•	Technical support for vehicles,

•	Taxi call

•	Installation of accessories of cellular telephone set in a car.

C.	VCR Dealer Requirements

1.	Dealer Selection Criteria

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1.1.	A legal entity (relevant foundation documents shall be provided)

1.2.	A legal entity existing for at least two years (to be confirmed though provision of foundation documents and the copies of the reporting documents for the preceding year, as endorsed by the relevant governmental bodies)

1.3.	Industry sectors - telecommunications or retail sales (preferably, dealing in electronic home appliances, radio equipment and telecommunication equipment)

1.4.	Annual turnover - at least 60,000 US Dollars

1.5.	Availability of relevant licenses, permits and certificates required for trading activities

1.6.	The size of the trading area shall be at least 20 square meters, the size of the office shall be at least 50 square meters (to be confirmed by the documents evidencing title to real estate), good state of repair at the trading area is preferable.

1.7.	Regular placement of advertisement on the activities of the legal entity involving the trading operations, in the local mass media (to be confirmed by relevant copies of the advertisements and the agreement on placement of advertisement materials).

1.8.	The legal entity shall have at least 10 employees.

1.9.	Proactive and good standing in business.

1.10.	No legally effective decisions of judicial, state, controlling and other authorities imposing liability on such legal entity.

1.11.	No tax arrears with the tax authorities.

2.	Dealer Operating Requirements

2.1.	Dealers shall offer for sale only certified types of subscriber equipment and accessories and are required to have certificates or copies of certificates for such subscriber equipment and accessories offered for sale available in the sales offices.

2.2.	Dealers are to place the following information on all types of advertisements related to the sales of goods and services with the use of the Trademarks and in the office interior (except for signboards):

“Status – official dealer of OAO VimpelCom-Region.

Name of the dealer’s legal entity.”

2.3.	Dealers shall use in advertisements only the Trademarks licensed under the a sublicense agreement with the Licensee. The images of the Trademarks shall be identical to the images shown in the Trademarks certificates and the Licensor’s Brand Guidelines (Brand Book), and the dealers shall follow the Licensor’s recommendations relating to company style.

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2.4.	Dealers shall obtain prior approval of the Licensee of the design and content of proposed advertisements in all media, including print, internet, radio, television and other written or audio-visual means of advertisement.

2.5.	Dealers shall create and have approved outdoor advertisements located at the Dealer’s points of sale or ways leading to points of sale.

2.6.	Dealers shall advertise tariff plans and additional services of the Licensee.

2.7.	Dealers make available to its customers the following:

•	Price lists for all tariff plans and the entire spectrum of additional services rendered by the Licensee;

•	Up-to-date maps of the coverage area of the Bee Line GSM network;

•	Convenient accommodations for the execution of subscriber agreements by subscribers;

•	Subscriber agreements for all tariff plans offered by the Licensee.

2.8.	Dealers shall train qualified personnel having skills necessary to assist “VIP” clients.

2.9.	The Dealer shall have informative displays for the products it sells.

Licensor	Licensee

OPEN JOINT STOCK COMPANY VIMPEL-COMMUNICATIONS	OPEN JOINT STOCK COMPANY VIMPELCOM-REGION

Licensor	Licensee

VIMPEL-COMMUNICATIONS	VIMPELCOM-REGION

By: A.V. Izosimov Title: CEO and General Director	By: A.M. Mischenko Title: General Director

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Amendment Agreement No. 1 to

License Agreement No. TM-2003 VCR dated                     , 2004

Moscow	, 2004

Open Joint Stock Company Vimpel-Communications, a company established under the laws of the Russian Federation (the “Licensor”), represented by A.V. Izosimov, its Chief Executive Officer and General Director, acting on the basis of the Charter, as one party, and Open Joint Stock Company Vimpelcom-Region, represented by A.M. Mischenko, its General Director, acting on the basis of the Charter (the “Licensee”), as the other party (collectively referred to as the “Parties”) have made this Amendment Agreement on the following:

1. Whereas the Trademarks (registered by Rospatent on July 3, 2000 under certificate No. 190554 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 38 and 42) and BEEONLINE (registered by Rospatent on July 3, 2000 under certificate No. 190555 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 38 and 42) were included into License Agreement No. TM-2003 by mistake the Parties have agreed to exclude such Trademarks from the introductory part and Article 1 (Subject of the Agreement; Grant of License) of License Agreement No. TM-2003 VCR and to revise the introductory part and Article 1 to read as follows:

Open Joint Stock Company Vimpel-Communications, a company established under the laws of the Russian Federation (the “Licensor”), represented by A.V. Izosimov, its Chief Executive Officer and General Director, acting on the basis of the Charter, as one party, and Open Joint Stock Company Vimpelcom-Region, represented by A.M. Mischenko, its General Director, acting on the basis of the Charter (the “Licensee”), as the other party (the Licensor and the Licensee being collectively referred to as the “Parties” and individually as a “Party”)

WHEREAS

•	The Parties have an interest in establishing and maintaining mutually beneficial commercial relations;

•	The Licensor owns and holds the exclusive rights to the trademarks (service marks):

•	Combined beeonline (image with a bee inside a callout) registered by Rospatent on January 4, 2001 under certificate No. 198351 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 36, 38, 39, 42;

•

Combined beeonline ( ) (image with a bee inside a callout) registered by Rospatent on January 4, 2001 under certificate No. 198352 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following

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goods and services of classes under the International Classification of Goods and Services: 35, 36, 38, 39, 42;

•	Graphic trademark (bee inside a callout) registered by Rospatent on January 4, 2001 under certificate No. 198350 with the State Register of Trademarks and Service Marks of the Russian Federation with regard to the following goods and services of classes under the International Classification of Goods and Services: 35, 36, 38, 39, 42.

•	The Licensor has agreed to grant to the Licensee the right to use the trademarks for designation of goods and services specified in, and on the terms, set forth in this Agreement;

•	The Licensee is interested in using the above trademarks for designation of goods and services specified in this Agreement and wishes to obtain the right to use them under the terms hereof;

The Licensor and the Licensee have agreed as follows:

1.	SUBJECT OF THE AGREEMENT; GRANT OF LICENSE

Subject to the terms of this Agreement, the Licensor hereby grants to the Licensee a non-exclusive license for the right to use the Trademarks (the “Trademark License”) within the territory of the Russian Federation with the exclusion of those parts of the Russian Federation which constitute the city of Moscow and the Moscow Oblast (the “Moscow Region”), with the right to sublicense the Trademarks, namely:

•	Combined beeonline pursuant to certificate No. 198351 with regard to the following classes of goods and services under the ICGS: ICGS class 35 (advertising, office service); ICGS class 38 (cellular telecommunications, radio relay telecommunications; rent, lease of cellular radio telephones and accessories), ICGS class 42 (industrial design, packing design, sales of goods, including through computer networks);

•	Combined beeonline ( ) pursuant to certificate No. 198352 with regard to the following classes of goods and services under the ICGS: ICGS class 35 (advertising, office service); ICGS class 38 (cellular telecommunications, radio relay telecommunications; rent, lease of cellular radio telephones and accessories), ICGS class 42 (industrial design, packing design, sales of goods, including through computer networks);

•	Graphic trademark pursuant to certificate No. 198350 with regard to the following classes of goods and services under the ICGS: ICGS class 35 (advertising, office service); ICGS class 38 (cellular telecommunications, radio relay telecommunications; rent, lease of cellular radio telephones and accessories), ICGS class 42 (industrial design, packing design, sales of goods, including through computer networks).

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The trademarks licensed hereunder shall be collectively referred to as “Trademarks” and individually the “Trademark”.

2. All other aspects not covered herein shall be governed by the terms of the License Agreement.

3. This Amendment Agreement shall be an integral part of the License Agreement.

4. This Amendment Agreement is made in three counterparts, one for each of the Licensee,

Licensor and the Federal Executive Authority for Intellectual Property.

On behalf of Licensor	On behalf of Licensee

VIMPEL-COMMUNICATIONS	VIMPELCOM-REGION

By: A.V. Izosimov	By: A.M. Mischenko

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